Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158288

PROSPECTUS

Star Scientific, Inc.

4,311,259 Shares of Common Stock

This prospectus covers the offer and sale by the selling stockholders identified in this prospectus of up to 4,311,259 shares of common stock, $0.0001 par value per share, of Star Scientific, Inc., a Delaware corporation, issuable upon the exercise of warrants to purchase shares of common stock, which were sold by us on March 2, 2009 in a private placement. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders. We will, however, receive proceeds from any warrants exercised, which are exercisable for cash.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 3 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Our common stock is traded on the Nasdaq Global Market under the symbol “STSI.” On April 9, 2009, the closing price of one share of our common stock on the Nasdaq Global Market was $4.84 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2009

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplements do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplements constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

References to “Star,” “we,” “our,” “our company” or “us” in this prospectus mean Star Scientific, Inc. and its consolidated subsidiaries, Star Tobacco, Inc. and Rock Creek Pharmaceuticals, Inc., unless the context suggests otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, our ability to raise additional capital in the future that is necessary to maintain our business, potential disputes concerning our intellectual property, risks associated with litigation regarding such intellectual property, uncertainties associated with the development, testing and regulatory approvals of our low-TSNA tobacco and related products, market acceptance of our new smokeless tobacco products, competition from companies with greater resources than us, our decision not to join the Master Settlement Agreement, and our dependence on key employees and on our strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with R.J. Reynolds Tobacco Company, Inc., and the impact of potential litigation, if initiated against or by individual states that have adopted the Master Settlement Agreement, which could be materially adverse to us.

        Forward-looking statements reflect our management’s expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. There are a number of factors that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements contained in this prospectus and the documents incorporated by reference.

See an additional discussion under “Risk Factors” beginning on page 1 of this prospectus, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission, or SEC. These forward-looking statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

The information contained in or incorporated by reference into this prospectus summarizes certain information about our company. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors”, and the other information incorporated by reference into this prospectus.

OUR COMPANY

We are a technology-oriented tobacco company with a mission to reduce toxins in tobacco leaf and tobacco smoke. We are primarily engaged in:

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the development, implementation and licensing of our proprietary technology for the curing of tobacco so as to substantially prevent the formation of carcinogenic toxins present in tobacco and tobacco smoke, primarily the tobacco-specific nitrosamines, or TSNAs;

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the manufacture, sales, marketing and development of very low-TSNA dissolvable smokeless tobacco products that carry enhanced warnings beyond those required by the Surgeon General, including ARIVA® compressed powdered tobacco cigalett® pieces and STONEWALL Hard Snuff®;

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the licensing of trademarks for certain cigarette brands that we discontinued manufacturing in 2007, consistent with our previously announced plan to transition from the sale of cigarettes to low-TSNA smokeless tobacco products; and

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the development of pharmaceutical products, particularly products that have a botanical, tobacco-based component, that are designed to treat tobacco dependence and a range of neurological conditions, including Alzheimer’s disease, Parkinson’s disease, schizophrenia and depression and potentially related products such as neutraceuticals.

In February 1998, Star Tobacco completed a share exchange with Eye Technology, Inc., a publicly held OTC Bulletin Board company based in Minneapolis, Minnesota. Eye Technology was organized as a Delaware corporation in 1985. While Eye Technology became Star Tobacco’s parent corporation, control of Eye Technology in effect shifted to the former stockholders of Star Tobacco and the management of Star Tobacco became the management of Eye Technology. By December 30, 1998, the assets and liabilities that comprised the pre-merger business of Eye Technology had been sold or liquidated, and the stockholders of Eye Technology voted to change its name to Star Scientific, Inc., a Delaware corporation. Our executive offices are located at 16 South Market Street, Petersburg, Virginia 23803, and our telephone number at that address is (804) 861-0681. Our Internet address is www.starscientific.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus.

THE OFFERING

This prospectus covers the offer and sale by the selling stockholders identified in this prospectus of up to 4,311,259 shares of common stock, $0.0001 par value per share, of Star Scientific, Inc., a Delaware corporation, issuable upon the exercise of warrants, which we refer to herein as the Offering. The warrants were sold by us on March 2, 2009 in a private placement that was exempt from the registration requirements of federal and state securities laws, which we refer to as the March 2009 Transaction. Further information about the March 2009 Transaction can be found in our current report on Form 8-K, which was filed with the SEC on March 3, 2009. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

March 2009 Transaction

        On March 2, 2009, in connection with the March 2009 Transaction, we entered into a Securities Purchase and Registration Rights Agreement, or the Agreement, with certain accredited investors who held previously issued warrants for 1,000,000 shares of the our company’s common stock at an exercise price of $3.00 per share and 3,311,259 shares of our company’s common stock at an exercise price of $2.00 per share. Pursuant to the Agreement, in order to induce the warrant holders to immediately exercise the previously issued warrants, we agreed to reduce the exercise price of the warrants exercisable at $3.00 per share to $2.50 per share and grant each warrant holder a new warrant with an exercise price of $3.50 per share for the same amount of shares of our common stock as each warrant holder’s previously issued warrant, which we collectively refer to herein as the Warrants, in exchange for the warrant holders’ immediate and full exercise of the previously issued warrants whereby the warrant holders purchased 4,311,259 shares our common stock for gross proceeds to our company of approximately $9,122,518. On March 2, 2009, the last reported sale price of the common stock was $2.67 per share.

        Additionally, under the Agreement, we agreed to register the resale of the shares of common stock issuable upon exercise of the Warrants. This prospectus covers the resale by the selling stockholders of up to 4,311,259 shares of our common stock, the total number of shares issuable upon the exercise of the Warrants. We have agreed to keep the registration statement effective until such date that is the earlier of (i) the date as of which all of the shares of common stock underlying the Warrants are eligible to be sold without restriction pursuant to Rule 144 (or any successor rule thereto) under the Securities Act or (ii) the date when all of the shares of common stock underlying the Warrants offered hereby are sold. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and as further updated by our subsequent Exchange Act filings we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. We will pay all expenses of the registration and sale of the shares of common stock, other than selling commissions and fees, stock transfer taxes and fees and expenses, if any, of counsel or other advisors to the selling stockholders. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. However, the 4,311,259 shares of common stock offered by this prospectus are issuable in the future upon the exercise of common stock purchase warrants sold by us, which are exercisable for cash. If the warrants are fully exercised, we will receive aggregate cash gross proceeds of approximately $15,089,406. We expect to use proceeds from the exercise of the warrants, if any, for general corporate purposes.

SELLING STOCKHOLDERS

Throughout this prospectus, when we refer to: (i) the shares of our common stock being registered for resale on behalf of the selling stockholders, we are referring to 4,311,259 shares of our common stock that may be purchased upon exercise of the selling stockholders’ Warrants purchased in the March 2009 Transaction; and (ii) the Offering, we are referring to the selling stockholders’ resale of 4,311,259 shares of our common stock issuable upon exercise of the Warrants purchased in the March 2009 Transaction. When we refer to the selling stockholders in this prospectus, we are referring to each of the purchasers in the March 2009 Transaction as identified in the table below.

The March 2009 Transaction was exempt from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder. The March 2009 Transaction was made only to accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, who represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The selling stockholders have not had any position, office or material relationship with us within the past three years other than as stockholders. In satisfaction of our obligations under the Agreement, the registration statement, of which this prospectus is a part, registers the resale of 4,311,259 shares of our common stock underlying the Warrants acquired by the selling stockholders in the March 2009 Transaction.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless other-wise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares of common stock subject to warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. In calculating the shares beneficially owned by each selling stockholder after the Offering, we have based our calculations on 99,847,866 shares of common stock, the number of shares of common stock deemed outstanding as of March 9, 2009.

The following table sets forth the (i) name of each selling stockholder, (ii) number of shares beneficially owned by each of the respective selling stockholders prior to and after the Offering, (iii) number of shares that may be offered under this prospectus by each selling stockholder and (iv) percentage of shares of our common stock beneficially owned by the selling stockholders assuming all of the shares covered hereby are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that a selling stockholder may offer under this prospectus, and assumes the cash exercise of all the Warrants held by such selling stockholder for shares of our common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act. Based on the information provided to us, (i) each of the selling stockholders purchased the Warrants and shares of our common stock issuable upon exercise of the Warrants, as applicable, for investment purposes and for its own account and not for resale or with a view towards distribution thereof and (ii) at the time of the purchase of the Warrants none of the selling stockholders had agreements or understandings, directly or indirectly, with any person to distribute Warrants or any shares of common stock acquired upon the exercise of the Warrants.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Being Offered		Shares Beneficially Owned After the Offering
					Number	Percentage (%)
Iroquois Master Fund, Ltd	3,561,138	(1)	2,649,007	(2)	1,912,132	1.9
Highbridge International LLC	662,252	(3)	662,252	(3)	—	—

*	Less than 1%
(1)	Includes 912,131 shares of common stock held by Iroquois Master Fund, Ltd and 1,000,000 shares of common stock held by Iroquois Capital, LP. Also includes 2,649,007 shares of common stock issuable upon the exercise of Warrants held by Iroquois Master Fund, Ltd and 1,000,000 shares of common stock issuable upon the exercise of Warrants held by Iroquois Capital, LP.
(2)	Includes 2,649,007 shares of common stock issuable upon the exercise of Warrants held by Iroquois Master Fund, Ltd and 1,000,000 shares of common stock issuable upon the exercise of Warrants held by Iroquois Capital, LP, in each case, acquired in the March 2009 Transaction.
(3)	Includes 662,252 shares of common stock issuable upon the exercise of Warrants acquired in the March 2009 Transaction.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock issuable upon the exercise of the Warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	in the over the counter market;

•	through options, swaps or derivatives;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to keep the registration statement effective until such date that is the earlier of (i) the date as of which all of the shares of common stock underlying the Warrants are eligible to be sold without restriction pursuant to Rule 144 (or any successor rule thereto) under the Securities Act or (ii) the date when all of the shares of common stock underlying the Warrants offered hereby are sold. The selling stockholders may sell all, some or none of their shares in this Offering.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Robert E. Pokusa Esq., General Counsel and Secretary of the Company. Mr. Pokusa is the beneficial holder of 504,199 shares of our common stock.

EXPERTS

Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 2008, filed on March 16, 2009, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their report given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009;

•	our Current Reports on Form 8-K, filed on January 6, 2009, February 26, 2009, March 3, 2009, March 9, 2009 and March 31, 2009; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A12B/A, filed on June 21, 2001.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the Offering (other than any information that is not deemed filed under the Exchange Act).

To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to Star Scientific, Inc., Attention: Investor Relations, 7475 Wisconsin Avenue, Bethesda, Maryland 20814 (telephone number is (301) 654-8300). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated by reference into, or deemed to be incorporated by reference into, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference into, or is deemed to be incorporated by reference into, this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC on our Internet site is www.sec.gov. You may also view our filings with the SEC on our internet site at www.starscientific.com.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

STAR SCIENTIFIC, INC.

4,311,259 SHARES OF COMMON STOCK

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or document incorporated by reference is accurate as of any date other than the date on the front of the relevant document.